Exhibit 99.3

CRESCENT BANKING COMPANY

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

TRANSACTION REQUEST FORM

I hereby request, pursuant to the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of Crescent Banking Company (the “Company”), to complete the transaction(s) that I have described below. I understand that, by completing and signing this Transaction Request Form, Crescent Bank & Trust Company, as the administrator of the Plan, will execute the transaction(s) described by me below in accordance with the provisions of the Plan, which are set forth in the Prospectus. I hereby certify that I have carefully reviewed and have understood the provisions of the Prospectus.

☐	Please deposit my shares, which are represented by the enclosed stock certificate(s), to my plan account.

Stock Certificate Number(s):

Number of Shares Represented by such Certificate(s):

☐	Please purchase additional shares for my Plan account. To purchase such additional shares, I have enclosed a check, in good funds, in the amount of $ .

☐	Please withdraw from the Plan of the shares in my Plan account.

☐	Please transfer of the shares that are currently held in my Plan account to (please select only one):

☐	the Plan account of (please use the full legal name of the person as it appears on their account); or

☐	(please provide the full legal name, address, date of birth, and social security number of each person in whose name you would like to have the shares transferred).

☐	Please provide me with a stock certificate representing of the whole shares held in my Plan account, and liquidate partial shares. I understand that the name on the certificate will be the same as that on my Plan account unless I provide a different name below:

(please provide the full legal name, address, date of birth, and social security number of each person in whose name you would like to have the certificate issued, if not your own).

I understand that the transactions described above will be made under the terms and conditions of the Plan as described in the Prospectus, which I have received, carefully reviewed and understand, and that, following my delivery of this completed and signed Transaction Request Form, I will be unable to revoke the transactions described herein. Further, I understand that customer identification procedures imposed on all financial institutions may be required upon transfer, certification or liquidation of Plan shares.

	Please Print Name(s)	Signature

Date	Social Security or Tax I.D. No.	Signature (Joint Owner)

Daytime Telephone No.

IMPORTANT

Medallion Guarantee: To transfer book-entry Plan shares from your Plan account, or to issue a certificate in any name other than that shown on your Plan account, the above signature(s) must correspond with the name(s) exactly as shown on your Plan account and MUST be Medallion Guaranteed by an authorized Medallion Guarantee Program. If the above signatures are not Medallion Guaranteed, the transfer request will be returned without having been effected.

Shareholder Services · P. O. Box 2020 · Jasper, GA 30143 · 678.454.2270 · 800.872.7941

(7/2007)